SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
December 29, 2003

SL GREEN REALTY CORP.

(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

MARYLAND
(STATE OF INCORPORATION)

1-13199	13-3956775
(COMMISSION FILE NUMBER)	(IRS EMPLOYER ID. NUMBER)

420 Lexington Avenue New York, New York	10170
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	(ZIP CODE)

(212) 594-2700

(REGISTRANT’S TELEPHONE NUMBER, INCLUDING AREA CODE)

ITEM 5.                             OTHER EVENTS

SL Green Realty Corp. announced today the purchase of a 45% ownership interest in 1221 Avenue of the Americas for $450 million, or $394 per square foot, from The McGraw-Hill Companies.  Rockefeller Group International, Inc. will retain its 55% ownership interest in 1221 Avenue of the Americas and it will continue to manage the property.

1221 Avenue of the Americas, known as The McGraw-Hill Companies building, is an approximately 2.55 million square foot, 50 story class “A” office building located in Rockefeller Center.  The property is 100% leased to tenants including The McGraw-Hill Companies, Rockefeller Group International, Inc., Morgan Stanley, Société Générale and J.P. Morgan Chase & Co.  The McGraw-Hill Companies has owned its interest and maintained a significant presence in the building since its construction in 1972.  The going-in unlevered cash NOI yield on investment is 8.0% based on fully escalated in-place rents averaging $51.62 per square foot.

The purchase price of $450 million was reduced by an amount equal to 45% of underlying property ownership indebtedness in the amount of $175 million, provided by Wachovia Capital Markets, LLC and was paid in cash. The Company funded the cash component, in part, with proceeds from its offering of approximately $158 million Series C Redeemable Preferred Stock that closed earlier in the month.  The balance of the proceeds was funded with the Company’s unsecured line of credit and a $100 million term loan provided by Wells Fargo Bank, N.A.

ITEM 7.                             FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(a) and (b) FINANCIAL STATEMENTS OF PROPERTY ACQUIRED AND PRO FORMA FINANCIAL INFORMATION

Financial statements and pro forma financial information pursuant to Rule 3-14 of Regulation   S-X are currently being prepared.  SL Green expects to file such financial statements and information under cover of Form 8-K/A as soon as practicable.

(c)	EXHIBITS

	99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SL GREEN REALTY CORP.

	By:	/s/ Thomas E. Wirth
Thomas E. Wirth
Chief Financial Officer

Date: December 29, 2003